Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WINDY CITY INVESTMENTS, INC.

WINDY CITY ACQUISITION CORP.

and

NUVEEN INVESTMENTS, INC.

Dated as of June 19, 2007

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 19, 2007 by and among Windy City Investments, Inc., a Delaware corporation (“Parent”), Windy City Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Nuveen Investments, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein shall have their respective meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”).  The name of the Surviving Corporation shall be Nuveen Investments, Inc.;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors and stockholders of each of Parent and Merger Sub have approved and adopted this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Guarantors is entering into a limited guarantee (each, a “Guarantee”) in favor of the Company with respect to certain of Parent’s obligations under this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings when used herein with initial capital letters:

(1)           “12b-1 Plan” means any distribution plan adopted by a Public Fund in accordance with Rule 12b-1 under the Investment Company Act.

(2)           “Acceptable Confidentiality Agreement” means a confidentiality agreement with any Person that contains confidentiality provisions that are not materially less restrictive in the aggregate to such Person than those provisions contained in the Confidentiality Agreement are to Madison Dearborn Partners, LLC.

(3)           “Acquiror Disclosure Letter” has the meaning set forth in Article IV.

(4)           “Adjusted Assets Under Management” means, for any Client as of any date, the amount of assets under management, expressed in U.S. dollars, by the Company or any Subsidiary for such Client as of the Base Date, as adjusted, for purposes of determining whether the Revenue Run-Rate Requirement is satisfied, (a) to reflect net cash flows (additions and withdrawals and, with respect to Public Funds, exclusive of dividends or distributions or reinvestment of dividends or distributions), new accounts and terminated accounts or accounts for which the Company or any Subsidiary has received notification of termination (which notification has not been withdrawn prior to the date of determination) from and after the Base Date through the last Business Day of the most recently completed month (or, in the case of any Specified Symphony Fund, the date determined by reference to the entry under the caption “Adjusted Assets Under Management Calculation Date” set forth opposite such Specified Symphony Fund’s name in Section 1.1(c) of the Company Disclosure Letter) prior to such day, (b) to exclude any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations from and after the Base Date and (c) to exclude any Client accounts that require a Public Fund Consent or a Non-Public Fund Client Consent and with respect to which the Company or the applicable Subsidiary shall not have obtained (or shall not be deemed to have obtained as contemplated by Section 5.14) a Public Fund Consent or Non-Public Fund Client Consent, as the case may be, as of such date; provided that (i) any assets under management for any account for which any Person or any of its Affiliates acts as investment adviser and sub-adviser shall be counted only once, (ii) any assets under management for any set of accounts one of which invests in the other shall be counted only once if any Person or any of its Affiliates acts as investment adviser to both and (iii) any assets under an Investment Advisory Arrangement entered into under Rule 15a-4 of the Investment Company Act shall not be counted.

(5)           “Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

(6)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that no Private Fund or Public Fund shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(7)           “Affiliate Transaction” has the meaning set forth in Section 3.21.

(8)           “Agreement” has the meaning set forth in the Preamble.

(9)           “Aggregate Base Revenue Run-Rate” means the Revenue Run-Rate of the Company and its Subsidiaries as of the Base Date.

(10)           “Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(e).

(11)           “Antitrust Division” has the meaning set forth in Section 5.8(a).

(12)           “Base Date” means May 31, 2007 (or, in the case of any Specified Symphony Fund, the date set forth opposite such Specified Symphony Fund’s name under the caption “Base Date” in Section 1.1(c) of the Company Disclosure Letter).

(13)           “Book-Entry Shares” has the meaning set forth in Section 2.2(c).

(14)           “Broker-Dealer Subsidiary” has the meaning set forth in Section 3.7(e).

(15)           “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in Chicago, Illinois are generally closed.

(16)           “Certificate” has the meaning set forth in Section 2.2(c).

(17)           “Certificate of Merger” has the meaning set forth in Section 2.1(b).

(18)           “Client” of a Person means any other Person to which such Person or any of its Affiliates provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.

(19)           “Closing” has the meaning set forth in Section 2.1(d).

(20)           “Closing Date” has the meaning set forth in Section 2.1(d).

(21)           “COBRA” has the meaning set forth in Section 3.13(f).

(22)           “Code” means the Internal Revenue Code of 1986, as amended.

(23)           “Committee Financial Advisor” has the meaning set forth in Section 3.19.

(24)           “Common Stock” has the meaning set forth in the Section 3.3(a).

(25)           “Company” has the meaning set forth in the Preamble.

(26)           “Company 401(k) Plan” means the Nuveen Investments, LLC Employees’ 401(k)/Profit-Sharing Plan as in effect from time to time.

(27)           “Company Benefit Plan” means each employment or consulting agreement with respect to which the Company or any of its Subsidiaries is a party and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive (equity-based or otherwise), deferred compensation, employee loan, welfare benefit, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, other than any plan, agreement, program, policy, commitment or other arrangement mandated by applicable Law; provided that the term “Company Benefit Plan” shall not include any employee benefit plan that would otherwise be considered to be a Company Benefit Plan solely because the Company or its Subsidiaries has liability with respect to it because of its status as a past, present or future Client of the Company or any of its Subsidiaries.

(28)           “Company Board” has the meaning set forth in the Recitals.

(29)           “Company Board Recommendation” has the meaning set forth in Section 3.2(a).

(30)           “Company Certificate” means the Company’s Restated Certificate of Incorporation, as amended.

(31)           “Company Disclosure Letter” has the meaning set forth in Article III.

(32)           “Company Material Adverse Effect” means any fact, event, circumstance, development, change, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes, occurrences or effects, (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any fact, event, circumstance, development, change, occurrence or effect to the extent relating to: (A) (1) the economic, business, financial or regulatory environment generally affecting the investment management industry to the extent such fact, event, circumstance, development, change, occurrence or effect does not have a materially disproportionate effect on the Company, (2) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis affecting the United States to the extent such fact, event, circumstance, development, change, occurrence or effect does not have a materially disproportionate effect on the Company, (3) changes in applicable Law or GAAP or the enforcement thereof after the date hereof to the extent such change or enforcement thereof does not have a materially disproportionate effect on the Company, (4) any reduction in the level of assets under management or revenue run rate of the Company in and of itself (for the avoidance of doubt, any underlying cause for any such reduction shall not be excluded by this clause (4)), (5) the failure of the Company to meet analysts’ expectations, projections or forecasts or changes in the market price or trading volume of the Company’s securities, in each case, in and of itself (for the avoidance of doubt, any underlying cause for any such failure or changes shall not be excluded by this clause (5)), (6) any failure of the Company to take any action referred to in Section 5.1 due to Parent’s withholding of consent following written notice from the Company that the withholding of such consent would reasonably be expected to have a Company Material Adverse Effect (determined in accordance in accordance with the balance of this definition), or (7) any litigation arising from or relating to allegations of a breach of any fiduciary duty relating to this Agreement or the transactions contemplated hereby, or (B) the public announcement or pendency of this Agreement or the performance of and compliance with the terms of this Agreement, including losses or threatened losses of the relationships of the Company or any of its Subsidiaries with any Clients or the loss or departure of any officers or employees of the Company or any of its Subsidiaries; or (ii) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger by the Outside Date.

(33)         “Company Organizational Documents” means the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(34)         “Company Proxy Statement” has the meaning set forth in Section 3.5.

(35)         “Company RSU” means a restricted stock unit award with respect to shares of Common Stock granted by the Company under the Company Stock Plans or otherwise.

(36)         “Company Restricted Shares” means, as of a particular date, shares of Common Stock granted by the Company under the Company Stock Plans or otherwise that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions.

(37)         “Company SEC Documents” has the meaning set forth in Section 3.8(a).

(38)         “Company Stock Option” means an option to acquire shares of Common Stock from the Company granted by the Company under a Company Stock Plan or otherwise.

(39)         “Company Stock Plans” means the Company’s 1996 Equity Incentive Award Plan and the Company’s 2005 Equity Incentive Plan, in each case as in effect from time to time.

(40)         “Company Stockholders Meeting” has the meaning set forth in Section 3.5.

(41)         “Company Termination Fee” means $200,000,000 except in the event the Company Termination Fee becomes payable in connection with a transaction, or Alternative Acquisition Agreement entered into, with an Excluded Party prior to the Excluded Party Period End-Time, in which case Company Termination Fee shall mean $100,000,000.

(42)         “Confidentiality Agreement” means that certain confidentiality letter agreement by and between the Company and Madison Dearborn Partners, LLC, dated as of May 24, 2007, and any joinders thereto approved by the Company and executed by financing sources, or potential financing sources, prior to the date of this Agreement.

(43)         “Continuation Period” means the period from the Effective Date through the first anniversary of the Effective Time.

(44)         “Contract” means any contract, agreement, license, note, bond, mortgages, indenture, commitment, lease or other instrument or obligation, whether written or oral.

(45)         “Debt Financing” has the meaning set forth in Section 4.6.

(46)         “Debt Financing Commitments” has the meaning set forth in Section 4.6.

(47)         “DGCL” has the meaning set forth in Section 2.1(a).

(48)         “Dissenting Shares” has the meaning set forth in Section 2.4.

(49)         “Dissenting Stockholder” has the meaning set forth in Section 2.4.

(50)         “Effective Time” has the meaning set forth in Section 2.1(b).

(51)         “Employee Benefits” has the meaning set forth in Section 5.6(c).

(52)         “Employees” has the meaning set forth in Section 5.6(c).

(53)         “Equity Award Amounts” has the meaning set forth in Section 2.5(d).

(54)         “Equity Financing” has the meaning set forth in Section 4.6.

(55)         “Equity Financing Commitments” has the meaning set forth in Section 4.6.

(56)         “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

(57)         “Exchange Act” has the meaning set forth in Section 3.5.

(58)         “Excluded Party Period End-Time” means 5:00 p.m., New York City time, on the date which is 30 days after the date on which the Solicitation Period End-Time occurred; provided that if at the Solicitation Period End-Time no Person is an Excluded Party, the Excluded Party Period End-Time shall be the Solicitation Period End-Time.

(59)         “Excluded Party” has the meaning set forth in Section 5.3(b)(ii).

(60)         “Excluded Share(s)” has the meaning set forth in Section 2.2(b).

(61)         “Filed Company SEC Documents” has the meaning set forth in Article III.

(62)         “Financing” has the meaning set forth in Section 4.6.

(63)         “Financing Commitments” has the meaning set forth in Section 4.6.

(64)         “Foreign Merger Control Laws” has the meaning set forth in Section 3.5.

(65)         “FTC” has the meaning set forth in Section 5.8(a).

(66)         “Fund” means any Public Fund or Private Fund.

(67)         “GAAP” has the meaning set forth in Section 3.8(b).

(68)         “Guarantee” has the meaning set forth in the Recitals.

(69)         “Guarantors” means each of Madison Dearborn Capital Partners V-A, L.P. and its affiliated funds party to its Guarantee, MLGPE U.S. Strategies LLC, Wachovia Capital Partners 2007, LLC and Deutsche Bank Investment Partners, Inc.

(70)         “Governmental Entity” has the meaning set forth in Section 3.5.

(71)         “HSR Act” has the meaning set forth in Section 3.5.

(72)         “Indemnified Parties” has the meaning set forth in Section 5.7(a).

(73)         “Indemnifying Party” has the meaning set forth in Section 5.7(a).

(74)         “Intellectual Property” means all United States and foreign (i) inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents, patent applications, and patent disclosures, including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, including all registrations, registration applications, and renewals thereof and all goodwill associated therewith; (iii) copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials), copyrights and copyright registrations and registration applications and renewals thereof; and (iv) trade secrets and confidential, proprietary, or non-public business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) computer software programs and software systems (including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form); and (vi) all other Intellectual Property, in any medium, including digital, and in any jurisdiction.

(75)         “Investment Advisory Arrangement” means a Contract under which a Person acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

(76)         “Investment Advisor Subsidiaries” has the meaning set forth in Section 3.7(d).

(77)         “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

(78)         “IRS” has the meaning set forth in Section 3.13(a).

(79)         “Knowledge” means, when used with respect to Parent, Merger Sub or the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the Acquiror Disclosure Letter or the Company Disclosure Letter, respectively.

(80)         “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity that are applicable to the Persons or Persons referenced.

(81)         “Legal Action” has the meaning set forth in Section 3.11.

(82)         “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

(83)         “Marketing Period” means the first period of 25 consecutive calendar days after the date of this Agreement (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Financial Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2(a) and 6.2(b) (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25 calendar day period and (B) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.2(c) shall be satisfied; provided that (1) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (2) for purposes of calculating such 25 calendar day period, August 17, 2007 through September 3, 2007, November 21, 2007 through November 25, 2007 and December 20, 2007 through January 1, 2008 shall not be counted or taken into account; (3) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (i) the Company’s independent registered public accounting firm shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the audited consolidated financial statements for the applicable periods by the Company’s independent registered public accounting firm or another nationally recognized independent registered accounting firm or (ii) in connection with the Debt Financing, the Company’s independent registered public accounting firm does not consent to the use of their audit opinions with respect to any Required Financial Information audited by such firm, in which case the Marketing Period will not be deemed to commence unless and until the Company’s independent registered public accounting firm consents to the use of their audit opinions with respect to such Required Financial Information; and (4) if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 25 calendar day period would not be sufficiently current on any day during such 25 calendar day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such 25 calendar day period or (ii) the Company’s independent registered public accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 25 calendar day period, then a new 25 calendar day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described above in this clause (4) on the last day of such 25 calendar day period.

(84)         “Material Contract” has the meaning set forth in Section 3.12(a).

(85)         “Measurement Date” has the meaning set forth in Section 3.3(a).

(86)         “Merger” has the meaning set forth in Section 2.1(a).

(87)         “Merger Consideration” has the meaning set forth in Section 2.2(b).

(88)         “Merger Sub” has the meaning set forth in the Preamble.

(89)         “Merger Sub Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would materially adversely affect Parent’s or Merger Sub’s ability to consummate the Merger by the Outside Date.

(90)         “Multiemployer Plan” means a Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(91)         “NASD” has the meaning set forth in Section 3.5.

(92)         “Negative Consent Notice” has the meaning set forth in Section 5.14(a).

(93)         “New Financing Commitments” has the meaning set forth in Section 5.13(e).

(94)         “New Plans” has the meaning set forth in Section 5.6(b).

(95)         “NFA” has the meaning set forth in Section 3.5.

(96)         “Non-Breach Financing Failure” has the meaning set forth in Section 7.6(c).

(97)         “Non-Public Fund Client Consent” has the meaning set forth in Section 5.14(a).

(98)         “Notice” has the meaning set forth in Section 5.14(a).

(99)         “Notice Period” has the meaning set forth in Section 5.3(e)(i).

(100)       “NYSE” has the meaning set forth in Section 3.5.

(101)       “Old Plans” has the meaning set forth in Section 5.6(b).

(102)       “Order” means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(103)       “Other Filings” has the meaning set forth in Section 5.5(d).

(104)       “Outside Date” has the meaning set forth in Section 7.2(a).

(105)       “Parent” has the meaning set forth in the Preamble.

(106)       “Parent Expenses” has the meaning set forth in Section 7.6(b).

(107)       “Parent Termination Fee” means $200,000,000.

(108)       “Paying Agent” has the meaning set forth in Section 2.3(a).

(109)       “Payment Fund” has the meaning set forth in Section 2.3(a).

(110)       “PBGC” has the meaning set forth in Section 3.13(d).

(111)       “Permit” means any permit, license, accreditation, consent, certificate, approval, exemption, order, franchise, permission, agreement, qualification, authorization or registration.

(112)       “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings for which the Company has established a reasonable reserve; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate; (viii) licenses of or other agreements related to Intellectual Property which are not intended to secure an obligation; and (ix) such other Liens that in the aggregate are not material.

(113)       “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(114)       “Pre-Closing Service” has the meaning set forth in Section 5.6(b).

(115)       “Preferred Stock” has the meaning set forth in Section 3.3(a).

(116)       “Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which the Company or one or more of its Subsidiaries acted or acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity.

(117)       “Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) the interests in which are publicly offered and that is registered or required to be registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which the Company or one or more of its Subsidiaries acted or acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity.

(118)       “Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

(119)       “Public Fund Consent” has the meaning set forth in Section 5.14(b).

(120)       “Public Fund SEC Documents” means the forms, statements, reports and documents filed by any Public Fund with, or furnished by any Public Fund to, the SEC pursuant to the Investment Company Act (including any exhibits and amendments thereto).

(121)       “Recommendation Change” has the meaning set forth in Section 5.3(e).

(122)       “Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Merger Sub or the Company, as applicable, and their respective Subsidiaries.

(123)       “Required Financial Information” has the meaning set forth in Section 5.13(a).

(124)       “Requisite Stockholder Vote” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote thereon.

(125)       “Revenue Run-Rate”, of any Person as of any date, means the aggregate annualized investment advisory and sub-advisory fees computed primarily by reference to assets under management that are payable to such Person or an Affiliate in respect of all Client accounts as to which such Person provides any of the foregoing services, determined by multiplying the Adjusted Assets Under Management for each such account as of such date by the applicable annual fee rate for such account as of such date.  For purposes of this definition, the “applicable annual fee rate” for each account shall not include the effect of any performance-based fees or adjustments thereto or any extraordinary revenue items, and shall be reduced to take account of any then applicable fee waiver, expense reimbursement, rebate or similar reduction to any Person in connection with such account.

(126)       “Revenue Run-Rate Requirement” means a Revenue Run-Rate for the Company and its Subsidiaries of at least 80% of the Aggregate Base Revenue Run-Rate.

(127)       “SEC” has the meaning set forth in Section 3.5.

(128)       “Securities Act” has the meaning set forth in Section 3.8(a).

(129)       “Seed Capital Investment” means each separate account or vehicle for collective investment (in whatever form of organization, including the form of a corporation, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) in which the Company or one or more of its Subsidiaries has invested “seed” or “early stages” capital; provided that the aggregate investment (measured at the time of the investment) in all such accounts and vehicles shall not exceed $140,000,000 prior to November 30, 2007, $145,000,000 prior to December 31, 2007, $150,000,000 prior to January 31, 2008 or $155,000,000 prior to February 28, 2008 or at anytime thereafter.

(130)       “Share(s)” has the meaning set forth in Section 2.2(b).

(131)       “Solicitation Period End-Time” has the meaning set forth in Section 5.3(a).

(132)       “Solvent” has the meaning set forth in Section 4.8.

(133)       “SOX” has the meaning set forth in Section 3.8(a).

(134)       “Special Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Company Board with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

(135)       “Specified Employee” means each employee of the Company or its Subsidiaries who is listed in Section 1.1(b) of the Company Disclosure Letter.

(136)       “Specified Person” has the meaning set forth in Section 7.6(c).

(137)       “Specified Symphony Funds” means the Funds listed in Section 1.1(c) of the Company Disclosure Letter.

(138)       “SRO” has the meaning set forth in Section 3.5.

(139)       “Sub-Advised Fund” means any Private Fund or Public Fund which is not sponsored by the Company or any of its Subsidiaries and for which the Company or its Subsidiaries acts as investment subadviser under the general supervision of a third party investment adviser.

(140)       “Subsidiary” means, when used with respect to Parent, Merger Sub or the Company, any other Person (whether or not incorporated) that Parent, Merger Sub or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person; provided that the term “Subsidiary” shall not include any Seed Capital Investments.  Unless otherwise specified, any reference to a Subsidiary shall be a reference to a Subsidiary of the Company.

(141)       “Superior Proposal” means any bona fide written Takeover Proposal (A) that the Company Board (acting through the Special Committee, if then in existence) determines in its good faith judgment (following consultation with financial advisors and outside legal counsel) to be more favorable from a financial perspective (taking into account (i) any legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board (or the Special Committee, as applicable), and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%” and (B) for which financing, if a cash transaction (whether in whole or in part), is then fully committed.

(142)       “Surviving Corporation” has the meaning set forth in Section 2.1(a).

(143)       “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent or the Guarantors relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 15% or more of the equity interests in the Company (by vote or value), (iii) any tender offer, self tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interests (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(144)       “Tax” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or similar agreements to pay or indemnify any other Person on account of Taxes.

(145)       “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(146)       “Third Party Beneficiary” has the meaning set forth in Section 8.7.

(147)       “Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.2            Interpretation.  The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement.  Definitions will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.  The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  The word “or” will be inclusive and not exclusive unless the context requires otherwise.  Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented (subject to any restrictions on such amendments, modifications or supplements set forth herein), including (a) in the case of agreements, documents or instruments, by waiver or consent, and (b) in the case of Laws, by succession of comparable successor statutes.  References herein to federal, state, local or other applicable Laws refer to the laws of the United States, Canada and all other applicable jurisdictions.  All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law.  References to a Person also refer to its predecessors and successors and permitted assigns.  The “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

ARTICLE II
THE MERGER

Section 2.1            The Merger.   (a)  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) Merger Sub will merge with and into the Company (the “Merger”), (ii) the separate corporate existence of Merger Sub will cease and (iii) the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a subsidiary of Parent.

(b)           Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(c)           The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(d)           Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 9:00 a.m., local time, on the third Business Day following the day on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement or another date mutually agreed to by the parties; provided, however, that if all the conditions set forth in Article VI shall not continue to be satisfied or waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have again been satisfied or waived; and provided, further that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (ii) the final day of the Marketing Period.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.2            Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, Parent or the Company or any holder of any equity interests of Merger Sub, Parent or the Company:

(a)           Cancellation of Certain Common Stock.  Each share of Common Stock that is owned by Merger Sub, Parent or the Company (as treasury stock or otherwise) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           Conversion of Common Stock.  Except as otherwise agreed by Parent and a holder of Shares, each share of Common Stock, including each Company Restricted Share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.2(a) and (ii) except as provided in Section 2.4, Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)), will be converted into the right to receive $65.00 in cash from the Surviving Corporation (through the Paying Agent as provided in Section 2.3), without interest (the “Merger Consideration”).

(c)           Cancellation of Shares.  At the Effective Time, all Shares will cease to be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Section 2.4, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share, other than Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.3 and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder, in each case without interest.

(d)           Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.3            Surrender of Certificates and Book-Entry Shares.

(a)           Paying Agent.  Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Parent will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and the Book-Entry Shares in accordance with this Article II from time to time after the Effective Time.  At the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.2(b) upon surrender of such Certificates and Book-Entry Shares (such cash being herein referred to as the “Payment Fund”).  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be (i) in obligations of, or guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).  Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.

(b)           Payment Procedures.  Promptly after the Effective Time, but in no event more than five (5) Business Days after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties hereto specifying that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and Book-Entry Shares in exchange for the Merger Consideration.  Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration (after giving effect to any required tax withholdings) for each Share (other than Dissenting Shares) formerly represented by such Certificate or Book-Entry Share that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)           Withholding Taxes; Transfer Taxes.  The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options or Company RSUs, as the case may be, any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law.  Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options or Company RSUs, as the case may be, in respect of which such deduction and withholding was made.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Merger shall be paid by Parent, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns in respect of such Taxes.

(d)           No Further Transfers.  At the close of business on the day on which the Effective Time occurs, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to such close of business.  If, after such close of business, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)           Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration.  Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

Section 2.4            Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary and to the extent provided under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by stockholders (each, a “Dissenting Stockholder”) that have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and that have demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration.  Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article II and will no longer be Excluded Shares.  The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal.  The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal.  The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.5            Treatment of Company Equity Awards.

(a)  As of the Effective Time, except as otherwise specifically agreed by Parent and the holder of outstanding Company Stock Options with respect to such holder’s outstanding Company Stock Options, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become vested with respect to the maximum number of shares of Common Stock covered thereby and be cancelled and the holder of such Company Stock Option will receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (ii) the maximum number of Shares subject to such Company Stock Option with respect to which such Company Stock Option shall not theretofore have been exercised.

(b)           As of the Effective Time, except as otherwise specifically agreed by Parent and a holder of unvested Company Restricted Shares with respect to such holder’s unvested Company Restricted Shares, each unvested Company Restricted Share that is outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.2.

(c)           As of the Effective Time, except as otherwise specifically agreed by Parent and the holder of outstanding Company RSUs with respect to such holder’s outstanding Company RSUs, each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled, with the holder of such Company RSU becoming entitled to receive an amount in cash equal to (i) the Merger Consideration multiplied by the maximum number of shares of Common Stock subject to such Company RSU as of the Effective Time plus (ii) any dividend equivalents accrued with respect to such Company RSU prior to the Effective Time but not yet distributed as of the Effective Time (other than any such dividend equivalents that are held in the form of Company RSUs as of the Effective Time).

(d)           The amounts payable under Sections 2.5(a) and 2.5(c) shall be referred to herein as the “Equity Award Amounts”.  All Equity Award Amounts shall, subject to Section 2.3(c), be paid by the Surviving Corporation as promptly as practicable following the Effective Time, without interest.

(e)           Prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 2.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation (other than the payment of the Merger Consideration in accordance with this Article II).

Section 2.6            Organizational Documents.

(a)           At the Effective Time, the Company Certificate, as in effect immediately prior to the Effective Time, shall be further amended to read in its entirety as the certificate of incorporation of Merger Sub (except that Article I thereof shall be amended to read “The Name of the Corporation is Nuveen Investments, Inc.”) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and

(b)           The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as the by-laws of Merger Sub (except that the name shall change to the name of the Surviving Corporation) and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.7            Directors and Officers of Surviving Corporation.  The directors of Merger Sub and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or by-laws of the Surviving Corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding sections or subsections of the letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face) or (ii) as may be disclosed in, and reasonably apparent from, any of the Company SEC Documents filed by the Company with, or furnished on Form 8-K by the Company to, the SEC since December 31, 2006 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) and only as and to the extent so disclosed or incorporated by reference therein (other than (1) any items included therein that are incorporated by reference to Company SEC Documents filed prior to December 31, 2006 which are not available electronically at the SEC website located at www.sec.gov, (2) any forward looking disclosures set forth in any risk factor section, (3) any disclosures in any section relating to forward looking statements and (4) any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date any such Filed Company SEC Document was filed, the Company represents and warrants to Parent and Merger Sub:

Section 3.1            Organization; Power; Qualification.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization, except, in the case of an immaterial Subsidiary, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Organizational Documents of the Company and each material Subsidiary of the Company are in full force and effect.  Neither the Company nor any material Subsidiary of the Company is in violation of its Company Organizational Documents in any material respects.

Section 3.2            Corporate Authorization; Enforceability.

(a)           The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Requisite Stockholder Vote.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board, subject, in the case of the Merger, to receipt of the Requisite Stockholder Vote. Except for the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. Subject to Section 5.3(e), the Company Board, acting upon the recommendation of the Special Committee, has unanimously, by resolutions adopted at a meeting duly called and held, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, and (iii) resolved to recommend that the Company’s stockholders vote in favor of adoption of this Agreement (the “Company Board Recommendation”) and directed that the Agreement be submitted to the holders of the Shares for their adoption of the plan of merger contained in this Agreement at a stockholders meeting duly called and held for such purpose.  The Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and for the Company to consummate the Merger and the other transactions contemplated hereby.

(b)           This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 3.3            Capitalization; Equity Awards.

(a)           The Company’s authorized capital stock consists solely of 160,000,000 shares of Class A common stock (the “Common Stock”), 80,000,000 shares of Class B common stock and 5,000,000 shares of preferred stock (the “Preferred Stock”).  As of the close of business on June 15, 2007 (the “Measurement Date”), 79,848,512 shares of Common Stock were issued and outstanding (including 1,236,120 Company Restricted Shares), no shares of Class B common stock were issued or outstanding and no shares of Preferred Stock were issued or outstanding.  As of the Measurement Date, 41,062,968 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company.  No Shares are held by any Subsidiary of the Company.  Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of shares issuable upon the exercise of outstanding Company Stock Options or settlement of Company RSUs.  As of the Measurement Date, Company Stock Options to purchase 15,060,667 shares of Common Stock were outstanding and 470,082.47 shares of Common Stock were subject to outstanding Company RSUs, in each case, assuming maximum achievement of any applicable performance goals.  No Company Stock Option (i) has a per share exercise price lower than the fair market value of a Share on the date of grant of such Company Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or its Subsidiaries.  As of the date of this Agreement, except as set forth in this Section 3.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights which in each case have been issued by the Company (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights).  Since the Measurement Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding as of the Measurement Date, there have been no issuances of any securities of the Company.  Section 3.3 of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of outstanding Company Restricted Shares, Company Stock Options and Company RSUs, including the holder thereof, the date of grant, the term (in the case of Company Stock Options), the number of Shares subject to such Company Stock Option or Company RSU, the Company Stock Plan under which such award was granted and, where applicable, the exercise price.

(b)           All outstanding Shares, and all shares of Common Stock reserved for issuance upon the exercise of Company Stock Options and settlement of Company RSUs as noted in clause (a) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to any pre-emptive rights.

(c)           Except as set forth in this Section 3.3 and except pursuant to the Company Stock Plans and the Company 401(k) Plan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights.

Section 3.4            Subsidiaries.  Section 3.4 of the Company Disclosure Letter sets forth each Subsidiary of the Company as of the date of this Agreement and the jurisdiction of organization of each such Subsidiary, and a summary of the aggregate Seed Capital Investments as of the date of this Agreement.  All of the issued and outstanding shares of capital stock, voting securities, profits interests or other equity or equity-like interests of the Company’s Subsidiaries are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens, other than Liens created as a result of federal or state securities laws, and all such shares or interests have been duly authorized, validly issued and fully paid and, in the case of shares of capital stock issued by a corporate entity formed under the laws of the United States, nonassessable, free of any preemptive rights.  Except for its interests in its Subsidiaries and in Seed Capital Investments, as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity with a fair market value, as of the date of this Agreement, in excess of $1,000,000.

Section 3.5            Required Filings and Consents.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, supranational, national, federal, state, provincial or local governmental, regulatory or administrative authority, including the SEC and any self-regulatory authority (“SRO”) (including the New York Stock Exchange, or any successor entity or entities thereto (collectively, the “NYSE”), the National Association of Securities Dealers, Inc. (“NASD”), and the National Futures Association (the “NFA”)), agency, commission, court, tribunal or arbitral body, whether domestic or foreign, and in each case whether legislative, executive, judicial or otherwise (each, a “Governmental Entity”), other than: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states; (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to a special meeting of the stockholders of the Company to consider the adoption of this Agreement (the “Company Stockholders Meeting”); (v) the filings or notices required or contemplated under the Advisers Act; (vi) the filings or notices required by, and any approvals required under the rules and regulations of, the NASD or other SROs (including the NYSE and the NFA)); (vii) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) other applicable competition or merger control Laws of any jurisdiction (the “Foreign Merger Control Laws”) and (viii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6            Non Contravention.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a)           conflict with or result in any breach of any provision of the Company Organizational Documents;

(b)           result in any violation, or the breach of, or constitute a default (with or without notice or lapse of time or both) under (or give rise to any right of modification, termination, cancellation or acceleration or guaranteed payments or other obligations under or to, a loss of a material benefit or result in the creation or imposition of a Lien under) any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(c)           contravene or conflict with, or result in any violation or breach of, any Permit of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(d)           violate the provisions of any Law or Order applicable to the Company or any of its Subsidiaries, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7            Compliance with Laws and Permits.

(a)           The Company and each of its Subsidiaries is and has been since January 1, 2005 in compliance with applicable Laws, except for such events of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           As of the date hereof, the Company and each of its Subsidiaries holds all Permits necessary for the ownership, operation and use of the respective properties and assets of the Company and its Subsidiaries and the conduct of their respective businesses as currently conducted under and pursuant to applicable Law, except for such failures to hold such Permits that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are in full force and effect and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for any failure to be in full force and effect or any suspension or cancellation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           Except for normal examinations conducted by any Governmental Entity in the regular course of the business of the Company and its Subsidiaries, since January 1, 2005 through the date of this Agreement, no Governmental Entity has, to the Knowledge of the Company, initiated, and no Governmental Entity has provided written notice to the Company or its Subsidiaries of any threatened proceeding or investigation into the business or operations of the Company or any of its Subsidiaries. Except for normal examinations conducted by any Governmental Entity in the regular course of the business of the Company and its Subsidiaries, since the date of this Agreement, no Governmental Entity has, to the Knowledge of the Company, initiated, and no Governmental Entity has provided written notice to the Company or its Subsidiaries of any threatened proceeding or investigation into the business or operations of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There is no deficiency, violation or exception claimed or asserted in writing since January 1, 2005 through the date of this Agreement by any Governmental Entity with respect to any examination of the Company or any of its Subsidiaries that, to the Knowledge of the Company, has not been resolved in all material respects.  Except for deficiencies, violations or exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no deficiency, violation or exception claimed or asserted in writing since the date of this Agreement by any Governmental Entity with respect to any examination of the Company or any of its Subsidiaries.

(d)           Each Subsidiary required to be registered as an investment adviser under the Advisers Act is, and has been at all times since January 1, 2005, duly registered as an investment adviser under the Advisers Act (such registered Subsidiaries, the “Investment Adviser Subsidiaries”), and no Subsidiary that is not an Investment Adviser Subsidiary provides investment advisory services to any Person.  None of the Investment Adviser Subsidiaries is prohibited by any provision of the Advisers Act or the Investment Company Act, or the respective rules and regulations thereunder, from acting as an investment adviser. The Investment Adviser Subsidiaries are the only Subsidiaries of the Company required to be registered as investment advisers under the Advisers Act.  Each of the Investment Adviser Subsidiaries is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all federal, state and foreign laws requiring any such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2005, each Form ADV of the respective Investment Adviser Subsidiaries, as of the date of filing with the SEC (and with respect to Form ADV Part II or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Investment Adviser Subsidiaries has implemented written policies and procedures as required by applicable Law (including Rule 206(4)-7 under the Advisers Act), complete and correct copies of which (including any reports or filings under such policies and procedures since January 1, 2005 relating to compliance by such Investment Adviser Subsidiaries and their employees subject thereto) have been delivered to Parent and, except as otherwise noted in any such reports or filings, each such Investment Adviser Subsidiary has been in compliance, in all material respects, with such policies and procedures.

(e)           Section 3.7(e) of the Company Disclosure Letter lists the name of the only Subsidiary of the Company required to be registered as a broker-dealer under the Exchange Act (the “Broker-Dealer Subsidiary”), and the Broker-Dealer Subsidiary is, and has been at all times since January 1, 2005, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Broker-Dealer Subsidiary.  The Broker-Dealer Subsidiary is a member in good standing of the NASD, and each other self-regulatory organization where the conduct of its business requires such membership. Since January 1, 2005, each Form BD of the Broker-Dealer Subsidiary, as of the date of filing with the SEC did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Broker-Dealer Subsidiary has implemented written policies and procedures as required by applicable Law (including NASD Member Rules 3010-3013), complete and correct copies of which (including any reports or filings under such policies and procedures since January 1, 2005 relating to compliance by the Broker-Dealer Subsidiary and their employees subject thereto) have been delivered to Parent and, except as otherwise noted in any such reports or filings, the Broker-Dealer Subsidiary has been in compliance in all material respects with such policies and procedures.

(f)           Each employee of the Company or any Investment Adviser Subsidiary or Broker-Dealer Subsidiary (if any) who is required to be registered or licensed as a registered representative, investment adviser representative, salesperson or equivalent with any Governmental Entity is duly registered as such and such registration is in full force and effect, except where the failure to be so registered, individually or in the aggregate, would not reasonably be expected to have  a Company Material  Adverse Effect.

(g)           None of the Company or any of its Subsidiaries, or any “affiliated person” (as defined in the Investment Company Act) of any thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company.  None of the Company or any of its Subsidiaries, or any “associated person” (as defined in the Advisers Act or the Exchange Act) of any thereof is ineligible pursuant to Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker dealer or as an associated person of a registered investment adviser or broker dealer.

(h)           The Company has made available to Parent a true and correct copy of each material no-action letter and exemptive order issued by the SEC to any of the Company or its Subsidiaries or any Fund that remains applicable to its respective business as conducted on the date of this Agreement.  The Company, its Subsidiaries, and the Funds are in compliance in all material respects with any such material no-action letters and exemptive orders.

(i)           None of the Company or its Subsidiaries is or since January 1, 2005 has been (i) a bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.  None of the Company or its Subsidiaries has received notice of, and is not aware of any basis for, any pending proceeding concerning any failure to obtain any bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker registration, license or qualification.

Section 3.8            Financial Reports and SEC Documents.   The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed with, or furnished to, the SEC pursuant to the Exchange Act or other applicable securities statutes, regulations, policies and rules since December 31, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2005, including any exhibits and amendments thereto, the “Company SEC Documents”).  Each of the Company SEC Documents, at the time of its filing or furnishing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).  As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed or furnished with the SEC and publicly available prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  The Company SEC Documents included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX.  To the Company’s Knowledge, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC investigation or outstanding material SEC comment.

(a)           Each of the consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (i) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of each such balance sheet, and the results of operations and cash flows of the Company and its Subsidiaries, as the case may be, for the periods set forth in each such consolidated statement of income, changes in stockholders’ equity and cash flows (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), and (ii) has in each case been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

Section 3.9            Undisclosed Liabilities.  Except as and to the extent disclosed in the Company SEC Documents or the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (i) liabilities or obligations in the amounts reflected on, or reserved against, in the Company’s consolidated balance sheet as of March 31, 2007 (or the notes thereto) included in the Company’s financial statements, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2007, (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) fees and expenses actually incurred by the Company in connection with the transactions contemplated by this Agreement.

Section 3.10          Absence of Certain Changes.

(a)           Since December 31, 2006 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b)           Since December 31, 2006, there has not been a Company Material Adverse Effect and there has not been any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c)           Since December 31, 2006 through the date of this Agreement, there has not been:

(i)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(ii) any split, combination or reclassification of any of the capital stock or other equity interest of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other equity interest of the Company or any of its Subsidiaries;

(iii) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP; or

(iv)  any amendments or changes in the Company Organizational Documents.

(d)           Except (A) as required pursuant to the terms of any Company Benefit Plan (or related trust agreement) as in effect on December 31, 2006, (B) as required to comply with applicable Law (including Section 409A of the Code), (C) during the period ended March 31, 2007,  in the ordinary course of business consistent with past practice with respect to any non-executive officer or employee of the Company or any of its Subsidiaries or (D) for the period commencing April 1, 2007, in the ordinary course of business consistent with past practice with respect to any person who is not a director of the Company or a Specified Employee, since December 31, 2006 through the date of this Agreement, there has not been any (1) grant or payment of any severance or termination benefits to any director, officer or employee of the Company or any of its Subsidiaries, (2) increase in the compensation, perquisites or benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, (3) grant of equity or equity-based awards that may be settled in Shares, preferred stock or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred stock or other Company securities or Subsidiary securities, (4) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries or (5) establishment or adoption of any new arrangement that would be a Company Benefit Plan or termination or amendment of any existing Company Benefit Plan.

Section 3.11          Litigation.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or, to the Company’s Knowledge, investigations before any Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, other than any Legal Actions relating to the Merger and the other transactions contemplated by this Agreement.  There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12          Contracts.

(a)           As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed in the Company SEC Documents or in the Public Fund SEC Documents; (ii) which constitutes a contract or commitment relating to material indebtedness of the Company or its Subsidiaries for borrowed money (whether incurred, assumed, guaranteed or secured by any asset); or (iii) which contains any provision that would prohibit or materially restrict the ability of the Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged.  Each (A) contract, arrangement, commitment or understanding set forth in Section 3.12(a) of the Company Disclosure Letter, (B) contract, arrangement, commitment or understanding described in clause (i) of this Section 3.12(a) whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents or the Public Fund SEC Documents and (C) agreement to which the Company or any of its Subsidiaries is a party and that is filed as an exhibit to a registration statement of a Public Fund as part of its Public Fund SEC Documents, whether or not described in clause (i) of this Section 3.12(a), is referred to herein as a “Material Contract”.

(b)           (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Material Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Material Contract is so amended or terminated in accordance with its terms after the date hereof (provided such amendment or termination is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment or termination, the reference to “Material Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended and shall be deemed to exclude any such terminated contract), (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Material Contract, except where such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.13          Benefit Plans.

(a)           Section 3.13(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of each material Company Benefit Plan.  No entity other than the Company and its Subsidiaries is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code).  With respect to each material Company Benefit Plan, and with respect to any Multiemployer Plan, to the extent in the Company’s possession or control, the Company has provided or made available to Parent true, complete and correct copies of (i) each such Company Benefit Plan; (ii) the most recent summary plan descriptions for each such Company Benefit Plan for which a summary plan description is required by applicable Law; (iii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (“IRS”); (iv) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS; (v) the most recent actuarial report and/or financial statements, to the extent that any such reports or financial statements are required under applicable Law to be prepared with respect to such Company Benefit Plan; and (vi) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.

(b)           Section 3.13(b) of the Company Disclosure Letter contains a list of each Company Benefit Plan subject to Title IV of ERISA or Section 412 of the Code.  With respect to each such Company Benefit Plan (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred with respect to such Company Benefit Plan; (iii) neither the Company and its Subsidiaries nor the PBGC have instituted proceedings to terminate any such plan or made any inquiry that would reasonably be expected to lead to termination of any such plan, and, to the Company’s Knowledge, as of the date of this Agreement, no condition exists that presents a risk that the PBGC will institute such proceedings or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (iv) the Company has not taken any steps to terminate any such plan and has no plans to take any such steps prior to the Closing. No Company Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c)           Each Company Benefit Plan, other than a Multiemployer Plan, that is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no such determination letter has been revoked nor, to the Knowledge of the Company has revocation been threatened.  Each Company Benefit Plan, other than a Multiemployer Plan, has been established, funded and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  All contributions required by applicable Law to have been made by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been made in all material respects or, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, such contributions have been accrued in all material respects in accordance with GAAP.

(d)           There are no material Company Benefit Plans under which welfare benefits are provided to past employees or made available to present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws or other applicable Laws or the full cost of which is paid by such employees or their dependents.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, its Subsidiaries and each other entity that is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) have complied with the requirements of COBRA.

(e)           Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby (alone or in combination with any other event) would: (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, other than vesting to comply with Section 401(a) of the Code; (iv) trigger the funding of any compensation or benefits due to any current or former employee of the Company or its Subsidiaries; or (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code pursuant to any Company Benefit Plan or other plan or agreement as in effect on the date of this Agreement, other than pursuant to any Company Benefit Plan listed in Section 3.13(e) of the Company Disclosure Letter.

(f)           Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, none of the Company, any of its Subsidiaries, or any Company Benefit Plan, nor to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(14) of ERISA) with respect to any Company Benefit Plan, has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.  With respect to any Company Benefit Plan, other than a Multiemployer Plan, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but excluding routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in the case of both clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a material liability.

(g)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and, as of the date of this Agreement, there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14          Taxes.

(a)           All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects.  There are no adjustments relating to such Tax Returns that have been proposed in writing by any Tax authority and there are no Tax liens on any of the Assets for Taxes that are not Permitted Liens.

(b)           The Company and its Subsidiaries have fully paid all material Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them.  The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction.

(c)           As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.  The Company has not received any written requests for information by any Tax authority that are currently outstanding that could adversely affect the Taxes of the Company or any of its Subsidiaries; and there are no proposed material reassessments received in writing by the Company of any property owned by the Company or any of its Subsidiaries or other proposals that could materially increase the amount of any Tax to which the Company or any of its Subsidiaries would be subject.

(d)           As of the date of this Agreement, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(e)           Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments on account of Taxes after the Closing Date.  Neither the Company nor any of its Subsidiaries has any liability as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, other than a group of which the Company and its Subsidiaries are currently members, or as a result of a Tax sharing, Tax indemnity or Tax allocation agreement.

(f)           Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.

(g)           Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation.

Section 3.15          Intellectual Property.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one or more of its Subsidiaries own all rights, title and interest in and to, or otherwise has a valid right to use, all Intellectual Property necessary to conduct their business as it is conducted as of the date of this Agreement; (ii) there are no Legal Actions instituted or pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened in writing since December 31, 2005 by any Person, contesting or challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of their business or alleging that such Intellectual Property infringes or otherwise violates the Intellectual Property of any third party; and to the Knowledge of the Company, no Person is infringing or otherwise violating any of the Intellectual Property owned or used by the Company or any of its Subsidiaries in any material respect; and (iii) neither the Company nor any of its Subsidiaries has received any written notice claiming that it has infringed or otherwise violated any Intellectual Property of any third party.  To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.

(b)           Section 3.15(b) of the Company Disclosure Letter sets forth all material registered trademarks and registered service marks, trademark and service mark registration applications, domain name registrations, copyright registrations, copyright registration applications, patents and patent applications owned as of the date of this Agreement by the Company or its Subsidiaries.

Section 3.16          Title to Real Properties.  Neither the Company nor any of its Subsidiaries owns any real property.  The Company and each of its Subsidiaries have good and valid leasehold interests in all real property leased by them, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  With respect to all leases under which the Company or any of its Subsidiaries lease any real property, such leases are in good standing, valid and effective against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases any existing default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, other than failures to be in good standing and defaults under such leases which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17          Funds; Assets Under Management.

(a)           The Aggregate Base Revenue Run-Rate is set forth in Section 3.17(a) of the Company Disclosure Letter.

(b)           Each Public Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2005, filed all Public Fund SEC Documents in compliance in all material respects with the Securities Act and the Investment Company Act, except where the failure by any such Public Fund to so file, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law (except where failure to do so is not material to its business).

(d)           Each Fund currently is, and has since January 1, 2005 (or, if later, its inception), operated in compliance in all material respects (A) with applicable Law and (B) with its respective investment objectives, policies and restrictions.

(e)           The shares or units of each Fund (A) have been issued and sold in compliance with applicable Law in all material respects and (B) are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Law.

(f)           Since January 1, 2005, each Public Fund has filed all Public Fund SEC Documents in compliance in all material respects with applicable Law.  Since January 1, 2005, each Public Fund’s (A) prospectus (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and the Investment Company Act and (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(g)           Each such Public Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act and, to the Knowledge of the Company, all such policies and procedures comply in all material respects with the applicable Law.

(h)           All payments made with respect to those Public Funds that are registered under the Investment Company Act as an open-end management investment company and relating to the distribution of their shares (other than payments that are not required by applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with the related 12b-1 Plan adopted by such open-end Public Funds, and such payments and the operation of each such 12b-1 Plan complies in all material respects with Rule 12b-1 of the Investment Company Act and other applicable Law.

(i)           For all taxable years since its inception, each of the Public Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

(j)           The most recent annual report to shareholders of each Public Fund, comprising part of the Public Fund SEC Documents of such Public Fund, describes the respective total net assets for each such Public Fund and the respective fees payable to the Investment Adviser Subsidiary by each Public Fund under the applicable Investment Advisory Arrangement, each as of the date of such annual report.

(k)           Each Investment Advisory Arrangement subject to Section 15 of the Investment Company Act to which any Investment Adviser Subsidiary is a party has been duly approved and, if applicable, continued and is in compliance in all material respects with the Investment Company Act.  Since January 1, 2005, each such Investment Advisory Arrangement has been performed by the applicable Investment Adviser Subsidiary in accordance with its terms and with the Investment Company Act and other applicable Law, in each case, in all material respects.

(l)           Since January 1, 2005, each Investment Advisory Arrangement with a Client other than a Public Fund has been performed by the applicable Subsidiary in accordance with its terms and with the Advisers Act and other applicable Law, in each case, in all material respects.

Section 3.18          Takeover Statutes; No Rights Agreement; Company Certificate.   The approval by the Company Board of this Agreement, the Merger and the other transactions contemplated by this Agreement constitutes approval of this Agreement, the Merger and the other transactions contemplated by this Agreement for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that none of the restrictions provided for in Section 203 of the DGCL apply or will apply to the execution, delivery, performance and consummation of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)           The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Company Certificate (including article eleventh thereof) or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to the Company as a result of the transactions contemplated by this Agreement, including the Merger.

(c)           The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock upon a change in control of the Company.

Section 3.19          Opinion of Financial Advisor.  Goldman Sachs & Co. (the “Committee Financial Advisor”) has delivered to the Special Committee its written opinion (or oral opinion confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company will provide to Parent a true, complete and correct copy of such written opinion solely for informational purposes following receipt thereof by the Special Committee.

Section 3.20          Brokers and Finders.  Other than the Committee Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21          Interested Party Transactions.  Except for employment Contracts entered into in the ordinary course of business consistent with past practice or filed as an exhibit to a Company SEC Document, Section 3.21 of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Contracts or other arrangements under which the Company has any existing or future liabilities required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (each such Contract or other arrangement, an “Affiliate Transaction”).

Section 3.22          Indebtedness.  Section 3.22 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the outstanding indebtedness for borrowed money in excess of $1,000,000 of, and of the outstanding guarantees of indebtedness for borrowed money in excess of $1,000,000 of any Person by, the Company and each of its Subsidiaries.

Section 3.23          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes or has made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter (the “Acquiror Disclosure Letter”) delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (it being understood that any information set forth in a particular section or subsection of the Acquiror Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent on its face), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1            Organization and Power.  Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time.  Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time.

Section 4.2            Corporate Authorization.  Parent and Merger Sub each have the requisite corporate or other power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.

Section 4.3            Enforceability.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (c) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 4.4            Required Filings and Consents.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) applicable requirements of the Exchange Act; (c) compliance with and filings under (i) the HSR Act and (ii) any applicable requirements of any Foreign Merger Control Law; and (d) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

Section 4.5            Non Contravention.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a)           conflict with, or result in any breach of any provision of the organizational documents of either Parent or Merger Sub;

(b)           contravene or conflict with, or result in any violation of breach of, any Permit of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect; or

(c)           violate the provisions of any Law applicable to either Parent or Merger Sub or any of Merger Sub’s Subsidiaries except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

Section 4.6            Financing.  True, complete and correct copies of the following documents have been delivered to the Company: (i) the fully executed commitment letters, dated as of the date of this Agreement (the “Debt Financing Commitments”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Parent and/or Merger Sub the amounts set forth therein (the “Debt Financing”), and (ii) the fully executed equity commitment letters, dated as of the date of this Agreement, from the Guarantors (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms and conditions thereof, to provide or cause to be provided to Parent and/or Merger Sub the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).  The Financing Commitments are the only agreements that have been entered into by Parent or its Affiliates with respect to the Financing that contain conditions of the closing to the Financing.  Except to the extent permitted by Section 5.13(c), none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except to the extent permitted by Section 5.13(c), each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent and/or Merger Sub under any term or condition of the Financing Commitments.  Parent and/or Merger Sub has fully paid any and all commitment fees or other fees incurred in connection with the Financing Commitments that have become due and payable.  Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Commitments, together with cash on hand from operations of the Company and its Subsidiaries, will provide funds at the Closing and at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement.  There are no conditions precedent or other contingencies to the funding of the full amount of the Financing other than as set forth in the Financing Commitments.  Assuming the accuracy of the representations and warranties of the Company set forth in Article III of this Agreement and the Company’s compliance with its covenants herein required to be performed prior to the Effective Time, as of the date of this Agreement, Parent and Merger Sub have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the transactions contemplated by this Agreement or that the Financing will not be available to Parent and/or Merger Sub on the Closing Date.

Section 4.7            Operations of Parent and Merger Sub.  Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.8            Solvency.  Assuming (1) the Company is solvent immediately prior to the Effective Time, (2) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, or waiver of such conditions, and (3) the accuracy and completeness of the representations and warranties of the Company contained herein, after giving effect to all of the transactions contemplated hereby, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration and payment in respect of the Options contemplated by Section 2.4, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent.  For the purposes of this Section 4.8, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9            Guarantees.  Concurrently with the execution of this Agreement, Parent has caused each of the Guarantors to deliver to the Company a duly executed Guarantee.  Each of the Guarantees is in full force and effect and is the valid, binding and enforceable obligation of the corresponding Guarantor, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under any of the Guarantees.

Section 4.10          Management Agreements.  Except as contemplated in this Agreement, there are no Contracts, understandings or arrangements between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand.  Neither Parent nor Merger Sub, alone or together with any other Person, has been at any time, or became, an “interested stockholder” or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

Section 4.11          No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.1            Conduct of Business of the Company.  Except as expressly required by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations in all material respects in the ordinary course of business consistent with past practice, and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships.  Without limiting the generality of the foregoing, except with the prior written consent of Parent, as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)           propose or adopt any changes to the Company Organizational Documents;

(b)           make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or membership interests; provided that the Company may continue to pay quarterly cash dividends not in excess of $0.24 per Share and with record dates for the quarterly periods ending September 30, 2007, December 31, 2007 and March 31, 2008 of no earlier than September 4, 2007, December 3, 2007 and March 3, 2008, respectively; and provided further that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter.  This Section 5.1(b) shall not apply to dividends or distributions paid by a Subsidiary to the Company or any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c)           (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock or membership interests, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock, membership interests or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, membership interests or such securities or other rights, or offer to do the same, other than (A) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares and Company RSUs in connection with the forfeiture of such awards, and (D) the acquisition on the open market by the trustee of the Company 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, membership interests or such securities or rights other than (A) pursuant to the exercise of Company Stock Options and settlement of Company RSUs outstanding as of the date of this Agreement, in all cases in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement, (B) as required pursuant to any Company Benefit Plan as in effect on the date of this Agreement and (C) the sale by the trustee of the Company 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d)           except (i) in the case of directors, officers and employees of the Company or its Subsidiaries (other than Specified Employees), in the ordinary course of business, (ii) as required pursuant to the terms of any Company Benefit Plan (or related trust agreement) as in effect on the date of this Agreement and, in the case of any material Company Benefit Plan, disclosed to Parent, (iii) as required to comply with Section 409A of the Code or (iv) as otherwise expressly permitted by this Agreement, (A) increase the compensation or benefits payable or to become payable to any past or present directors, officers or employees of the Company or its Subsidiaries or enter into any bonus or incentive arrangement with, or pay or promise to pay any bonus or incentive compensation to, any past or present directors, officers or employees of the Company or its Subsidiaries, (B) grant or pay any severance or termination pay to any of the past or present directors, officers or employees of the Company or its Subsidiaries, (C) enter into any new employment or severance agreement with any of its past or present directors, officers or employees of the Company or its Subsidiaries, (D) establish, adopt, enter into, amend or take any action to accelerate rights or fund benefits under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or (E) contribute any funds to a “rabbi trust” or similar grantor trust; provided, however, that subject to Section 5.1(q) the foregoing clauses (A), (C) and (D) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including cash incentive grants but excluding equity-based compensation) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(e)           sell, lease or otherwise dispose of any assets or securities with a value in excess of $10,000,000, including by merger, consolidation, asset sale or other business combination or by property transfer, other than (i) sales of assets or securities or licenses or other dispositions of Intellectual Property in the ordinary course of business consistent with past practice and (ii) sales of Seed Capital Investments;

(f)           other than in the ordinary course of business consistent with past practice or as required by the terms of any existing agreement to which the Company or any of its Subsidiaries is a party, mortgage or pledge any material assets (tangible or intangible and including stock or membership interest in a Subsidiary), or create, assume or suffer to exist any Liens thereupon, other than, in all cases, Permitted Liens;

(g)           make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination or make any purchases of any property or assets from any Person (other than a wholly owned Subsidiary of the Company), in all such cases other than (i) purchases of current assets in the ordinary course of business consistent with past practice and (ii) acquisitions of Seed Capital Investments;

(h)           take any action that (i) would prevent any Public Fund from qualifying as a “regulated investment company” under Section 851, or (ii) would be materially inconsistent with the prospectuses and other offering, advertising and marketing materials, as amended or supplemented, of any Public Fund then engaging in a public offering of its shares;

(i)           incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, other than (i) incurrence of indebtedness under the Company’s existing revolving credit facility that does not cause the principal amount of outstanding indebtedness under such credit facility to exceed $100,000,000 at any time and (ii) prepayments of indebtedness under the Company’s existing revolving credit facility;

(j)           make any loans, advances or capital contributions to, or investments in, any other Person, other than contributions or investments (i) to or in Subsidiaries, (ii) among Subsidiaries, (iii) between Subsidiaries and the Company, (iv) in Seed Capital Investments and (v) constituting advances of expenses to employees in the ordinary course of business consistent with past practice;

(k)           authorize or make any capital expenditure, other than capital expenditures during the period from the date hereof through the Closing Date in the ordinary course of business consistent with past practice not in excess of $5,000,000 in any one project or $12,000,000 in the aggregate;

(l)           change its financial accounting policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, including writing down the value of inventory in any material manner, other than in any such case (i) in the ordinary course of business consistent with past practice, or (ii) as may be required by Law or GAAP;

(m)           waive, release, assign, settle or compromise any Legal Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $10,000,000 in the aggregate for all such Legal Actions, in any case without the imposition of any restrictions on the business and operations of the Company or any of its Subsidiaries;

(n)           (i) settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, (ii) except as required by applicable Law, change any annual Tax accounting period or adopt or change any material Tax accounting method, or (iii) enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(o)           other than as otherwise permitted hereunder, enter into, amend in any material respect, waive any material right or obligation under or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(p)           enter into, or amend or modify in any material respect, any Material Contract (or any agreement that, if entered into prior to the date of this Agreement, would have been a Material Contract), except that the Company and the Subsidiaries may (i) other than in connection with and in respect of any Public Fund Consent contemplated in
Section 5.14(b), enter into, amend or modify any Material Contract (or any agreement that, if entered into prior to the date of this Agreement, would have been a Material Contract) with a Public Fund in the ordinary course of business consistent with past practice and (ii) in connection with and in respect of any Public Fund Consent contemplated by Section 5.14(b), so long as the Company and the applicable Investment Adviser Subsidiary have complied with Section 5.14(b), enter into, amend or modify any Material Contract (or any agreement that, if entered into prior to the date of this Agreement, would have been a Material Contract) with a Public Fund;

(q)           hire or terminate any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position, except that the Company may (i) make terminations for cause (as defined, if applicable, in the relevant employment agreement) and (ii) hire, promote or appoint any person to replace any Executive Officer no longer employed by the Company or its Subsidiaries (other than as a result of the termination of such Executive Officer by the Company without cause) after consultation with Parent (it being understood that the Company will not hire a chief investment officer of the Company without Parent’s prior written consent); or

(r)           agree or commit to do any of the foregoing.

Section 5.2            Access to Information; Confidentiality.

(a)           Subject to applicable Law and the Confidentiality Agreement and, solely with respect to financing sources that are not a party to any Confidentiality Agreement as of the date of this Agreement, other confidentiality provisions reasonably acceptable to the Company, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives and financing sources, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or the performance of their duties) as Parent reasonably may request, and (ii) subject to applicable Law and the Company’s existing written policies with respect to the protection of employee privacy and protection of attorney-client privilege and attorney work product, all documents that Parent reasonably may request.

(b)           No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.  The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.2(a), and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.

(c)           All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives shall be kept confidential by Parent and its Representatives in accordance with the Confidentiality Agreement; provided that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing to the extent consistent with the terms of the Confidentiality Agreement with respect to Representatives thereunder or otherwise upon the prior written consent of the Company.

Section 5.3            Limitations on Solicitation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 5:00 p.m., New York City time, on July 19, 2007 (the “Solicitation Period End-Time”), the Company and its Representatives shall have the right (acting under the direction of the Special Committee, if in existence, and otherwise under the direction of the Company Board) to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information (but only pursuant to one or more Acceptable Confidentiality Agreements); provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or Merger Sub; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations or the making of any Takeover Proposal.

(b)           Subject to Section 5.3(c) and Section 5.3(e):

(i)           The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End-Time until the Effective Time, approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal, or effect a Recommendation Change, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement relating to a Takeover Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or to breach its obligations hereunder or resolve, propose or agree to do any of the foregoing.

(ii)           Except with respect to any written Takeover Proposal received after the date hereof and prior to the Solicitation Period End-Time with respect to which the requirements of Sections 5.3(c)(i) and 5.3(c)(ii) have been satisfied as of the Solicitation Period End-Time and thereafter (any Person so submitting such a Takeover Proposal and any group that includes any such Person, so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Time include the lead investor in such group and constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Time, an “Excluded Party”), the Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End-Time until the Effective Date, initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Takeover Proposal, or engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations. Notwithstanding anything contained in this Section 5.3 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Takeover Proposal made by such Person fails to satisfy the requirements of Sections 5.3(c)(i) or 5.3(c)(ii), but in any event at the Excluded Party Period End-Time.

(iii)           Except as permitted with respect to an Excluded Party pursuant to Section 5.3(a) or Section 5.3(b)(ii), upon the Solicitation Period End-Time, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Takeover Proposal and request that all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person be returned or destroyed.

(c)           Notwithstanding anything to the contrary contained in Section 5.3(b), but subject to Section 5.3(a) and the last sentence of this paragraph, if at any time following the Solicitation Period End-Time and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Takeover Proposal from a third party that the Company Board (acting through the Special Committee, if in existence) determines in good faith to be bona fide, (ii) the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (iii) such Takeover Proposal is not a result of the Company’s or its Representative’s intentional breach of this Section 5.3, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, and (B) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.  Notwithstanding anything to the contrary contained in Section 5.3(b) or this Section 5.3(c), prior to obtaining the Requisite Stockholder Vote, the Company shall be permitted to take the actions described in Section 5.3(a) and clauses (A) and (B) above with respect to any Excluded Party so long as it remains an Excluded Party, including with respect to any amended proposal submitted by such Excluded Party following the Solicitation Period End-Time that continues to satisfy the requirements of Sections 5.3(c)(i) and 5.3(c)(ii), and the restrictions in this Section 5.3(c) shall not apply with respect thereto.

(d)           Within 48 hours after the Solicitation Period End-Time, the Company shall notify Parent of the identity of all Excluded Parties, if any, and provide Parent a copy of each Takeover Proposal received from any Excluded Party (or, where no such copy is available, a written description of such Takeover Proposal).  From and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives: (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal or proposals or offers with respect to a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent of the identity of such Person and provide to Parent a copy of such Takeover Proposal, inquiry or request (or, where no such copy is available, a written description of such Takeover Proposal, inquiry or request), including any material modification to any Takeover Proposal. The Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis (and in any event within 48 hours) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.3(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide information to Parent as required by Section 5.3(a), Section 5.3(c) or this Section 5.3(d).  Except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms of this Section 5.3), the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(e)                 Notwithstanding anything in Section 5.3(b)(i) to the contrary, if at any time prior to obtaining the Requisite Stockholder Vote, (i) (x) the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with outside legal counsel and its financial advisors, that a bona fide written Takeover Proposal received by the Company constitutes a Superior Proposal, (y) the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law and (z) such Takeover Proposal is not a result of the Company’s or its Representative’s intentional breach of Section 5.3, or (ii) in the absence of a Takeover Proposal, the Company Board (acting through the Special Committee, if in existence) determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company Board (acting through the Special Committee, if in existence) may (I) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend or endorse, or propose publicly to recommend or endorse, any Takeover Proposal (a “Recommendation Change”), and/or (II) in the case of clause (i) above, cause the Company to terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (II), and any purported termination pursuant to the foregoing clause (II) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Company Termination Fee as required by Section 7.6(a)(ii) and (2) simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the “Alternative Acquisition Agreement”) and terminates this Agreement in compliance with Section 7.4(b); and provided, further that the Company Board (acting through the Special Committee, if then in existence) may not make a Recommendation Change or terminate this Agreement pursuant to the foregoing clause (II) unless (A) if the basis for such Recommendation Change or termination of this Agreement is a Superior Proposal from any Person other than an Excluded Party, the Company shall have complied with clauses (i) and (ii) below and (B) if the basis for such Recommendation Change or termination of this Agreement is a Superior Proposal from any Excluded Party, the Company shall have complied with clause (i) below:

(i)           the Company shall have provided prior written notice to Parent, at least three days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal and other material documents, including the Alternative Acquisition Agreement. In the event of any material revisions to such Superior Proposal (including any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e)(i) with respect to such new written notice (except that the period of notice shall be 24 hours); and

(ii)           prior to effecting such Recommendation Change or terminating this Agreement to enter into the Alternative Acquisition Agreement, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

(f)           Nothing contained in this Section 5.3 shall prohibit the Company Board (acting through the Special Committee, if in existence) from (1) complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders) or (2) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g)           The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

Section 5.4            Notices of Certain Events.

(a)           The Company will notify Parent and Merger Sub promptly (and promptly provide copies if applicable) of (i) any written or, to the Knowledge of the Company, oral communication from (x) any Governmental Entity or (y) any counterparty to any Contract in each case alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which causes, or would reasonably be expected to cause, any condition to the obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.  With respect to any of the foregoing, the Company will consult with Parent and Merger Sub and their Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b)           Parent and Merger Sub will notify the Company promptly of (i) any written or, to the Knowledge of Parent or Merger Sub, oral communication from (x) any Governmental Entity or (y) any counterparty to any Contract (to the extent that Parent or Merger Sub is aware that such Person is a counterparty to a Contract), alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iii) any Legal Actions commenced against or otherwise affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iv) any event, change, occurrence, circumstance or development which causes, or would reasonably expected to cause either the Debt Financing or the Equity Financing to become unavailable on the terms and conditions contemplated in the Financing Commitments or to otherwise be delayed, and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which Parent or Merger Sub learns and which causes, or is reasonably expected to cause, any condition to the obligations of Parent or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.  With respect to any of the foregoing, Parent and Merger Sub will consult with the Company and its Representatives so as to permit the Company and Parent and Merger Sub and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.5            Stockholders Meeting; Proxy Material.

(a)           The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law and as provided in this Agreement (including postponing or adjourning the Company Stockholders Meeting if necessary to solicit additional votes and requested to do so by Parent) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement.  Except to the extent the Company Board (acting through the Special Committee, if in existence) shall have withdrawn, modified or qualified the Company Board Recommendation as specifically permitted by Section 5.3(e) hereof, the Company shall include in the Company Proxy Statement the Company Board Recommendation and shall take all reasonable and lawful action to solicit the Requisite Company Vote.  Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall promptly submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Recommendation Change or proposed or announced any intention to do so.

(b)           In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement prepare the Company Proxy Statement and, as promptly as reasonably practicable after the Solicitation Period End-Time, file the Company Proxy Statement with the SEC, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) mail to its stockholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to any Company Stockholders Meeting and the Merger.  Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement and any amendments or supplements thereto, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement or any amendments or supplements thereto under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its stockholders.

(c)           If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(d)           The Company agrees that (i) none of the information included or incorporated by reference in the Company Proxy Statement or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (all such other documents, the “Other Filings”) shall, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its Affiliates in connection with the preparation of the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein, and (ii) the Company Proxy Statement and the Other Filings that are filed by the Company shall comply as to form in all material respects with the requirements of the Exchange Act.

(e)           Parent and Merger Sub covenant that none of the information supplied by or on behalf of either Parent or Merger Sub for inclusion in the Company Proxy Statement or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6            Employees; Benefit Plans.

(a)           The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements, offer letters, offer summaries and other written arrangements, but excluding any commitment, understanding or promise to grant equity compensation) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans.  Without limiting the generality of this Section 5.6(a), Section 5.6(b) and Section 5.6(c), during the Continuation Period, the Surviving Corporation shall maintain the severance plans of the Company and its Subsidiaries pursuant to their material terms as in effect at the Effective Time and shall provide any Employee whose employment is terminated by the Surviving Corporation or any of its Subsidiaries during the Continuation Period without cause (as determined by the Surviving Corporation) with severance and other separation benefits that are no less favorable in the aggregate than what would be payable to such Employee pursuant to the severance plan or policy that was applicable to such Employee as of the Effective Time; provided that, in the case of any material severance plan or policy of the Company or any Subsidiary, this covenant shall apply only with respect to such severance plan or policy to the extent the substantive terms and conditions of such plan or policy were disclosed to Parent prior to the date hereof.  For purposes of determining the severance and other separation benefits to which an Employee shall become entitled pursuant to the preceding sentence, such Employee’s service with the Surviving Corporation, its Subsidiaries and all Pre-Closing Service shall be recognized.

(b)           For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), the Surviving Corporation shall cause each Employee to receive credit for all service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to which the Company and its Affiliates have given credit for prior service) to the extent recognized in any similar Company Benefit Plans in which such Employee participated immediately prior to the Closing (such service, “Pre-Closing Service”) for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) for purposes of benefit accrual under any defined benefit plan (other than a defined benefit plan that assumes the liabilities of a Company Benefit Plan), and (ii) to the extent such credit would result in a duplication of accrual of benefits for the same period of service.  In addition, and without limiting the generality of the foregoing, (A) each Employee immediately will be eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           During the Continuation Period, the Surviving Corporation will provide current employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with benefits under employee benefit plans (within the meaning of Section 3(3) of ERISA) and other perquisites and fringe benefits (collectively, “Employee Benefits”) that are no less favorable in the aggregate than the Employee Benefits provided by the Company and its Subsidiaries as in effect at the Effective Time; provided, however, that, subject to the requirements of the portion of this sentence that precedes this proviso, nothing herein shall (i) require that the Surviving Corporation maintain or continue any particular Company Benefit Plan or (ii) interfere with the Surviving Corporation’s right or obligation to make changes to any Company Benefit Plan or New Plan.  Notwithstanding anything to the contrary set forth herein, subject to Section 5.6(a), nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee.

(d)           The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, director, independent contractor or consultant of the Company or its Subsidiaries or any other Person associated therewith shall be regarded as a third party beneficiary of this Section 5.6.  No provision of this Agreement shall be construed as amending any Company Benefit Plan and any provisions hereof regarding Company Benefit Plans shall not become effective unless and until the Company Board or any other entity overseeing such Company Benefit Plans takes such action as they deem necessary and appropriate to implement such provisions.  Neither the Company Board’s nor any other entities’ approval of this Agreement, nor the execution of this Agreement by an officer or director of the Company, shall constitute the required action.

Section 5.7            Directors’ and Officers’ Indemnification and Insurance.

(a)           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time (including with respect to any action or failure to take action occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other transactions contemplated hereby), Parent and the Surviving Corporation (each, an “Indemnifying Party”) will, jointly and severally, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document of the Company or any of its Subsidiaries), when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation.  Parent shall, or shall cause the Surviving Corporation to, promptly advance all out-of-pocket expenses of each Indemnified Party in connection with any such claim, action, suit, proceeding or investigation as such expenses (including reasonable attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor; provided (if and to the extent required by the DGCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law with respect to such claim, action, suit, proceeding or investigation.  In the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party.

(b)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect, if available, the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (x) in satisfying its obligations under this Section 5.7(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount currently paid by the Company (which premiums are set forth in Section 5.7(b) of the Company Disclosure Letter), it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual 300% amount, and (y) in the event of the application of clause (x), any Indemnified Party, upon reasonable written notice thereof (which notice shall be provided no later than thirty (30) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by the Surviving Corporation in accordance with clause (x), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and, if available the Surviving Corporation shall acquire such additional coverage on behalf of such Person; provided that in the event any Indemnified Party makes such an election, such Indemnified Party shall pay the portion of the premium of such D&O Insurance in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.7.  At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year pre-paid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current D&O Insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. In addition, if the Company has not purchased any such policy, the Surviving Corporation may acquire a six (6)-year pre-paid tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 5.7(b). In either case, any such policy, when fully paid for, shall be in lieu of satisfying the Surviving Company’s obligations pursuant to the first sentence of this Section 5.7(b). The obligation to maintain insurance provided in this Section 5.7(b) shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6)-year period, the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

(c)           Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or bylaws (or similar organizational documents) for a period of six (6) years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the Indemnified Parties than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(d)           If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquirer of such assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.7.

(e)           The provisions of this Section 5.7 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational documents of the Surviving Corporation or any of its Subsidiaries) or otherwise.

Section 5.8            Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from (A) any Governmental Entity and (B) any Clients and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, (I) any Governmental Entity and (II) any Client, (ii) making, as promptly as practicable (and in any event within ten (10) Business Days), an appropriate filing with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, (iii) making, as promptly as practicable, appropriate filings under any Foreign Merger Control Law, if required, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement, (v) subject to first having used its commercially reasonable efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b)           Parent and Merger Sub and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to or received from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, (y) as necessary to address good faith legal privilege or confidentiality concerns and (z) as necessary to comply with applicable Law.  Neither Parent and Merger Sub nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)           Each of Parent and Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from (i) the FTC, (ii) the Antitrust Division, or (iii) any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If Parent and Merger Sub or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with (A) the FTC, (B) the Antitrust Division, or (C) any Governmental Entity in connection with the transactions contemplated by this Agreement unless, except where prohibited by Law, it so consults with the other party in advance and, to the extent not prohibited by (I) the FTC, (II) the Antitrust Division, or (III) such Governmental Entity, gives the other party the opportunity to attend and participate.  Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with (x) the FTC, (y) the Antitrust Division, or (z) any Governmental Entity in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party will use its commercially reasonable efforts (Y) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used commercially reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (Z) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

Section 5.9            Public Announcements.  Except with respect to any Recommendation Change or any other action taken in connection with Section 5.3 hereof, Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement.

Section 5.10          Stock Exchange Listing; Deregistration.  Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NYSE and deregistered under the Exchange Act.

Section 5.11          Fees and Expenses. All expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring those expenses, except as otherwise provided in Sections 5.7, 5.13 and 7.6; provided that Parent shall pay any filing fee under the HSR Act.

Section 5.12          Takeover Statutes.  If any takeover statute is or becomes applicable to this Agreement, the Equity Financing Commitments, the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.13          Financing.

(a)           Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to provide and cause their respective Representatives (including legal and accounting advisors) to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections, pro forma financial statements and similar documents necessary, proper or advisable in connection with the Financing; provided that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iii) executing and delivering any pledge and security documents, credit agreements, notes, mortgages, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters as of the Effective Time), (iv) reasonably facilitating the pledging of collateral effective on or after the Effective Time (including cooperation in connection with the pay-off of existing indebtedness (if requested by Parent) and the release of related Liens), (v) furnishing Parent and its Financing sources with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information and other information of the type required by Regulation S-X (other than Rule 3-10 of Regulation S-X) and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing Commitments, assuming that such offerings(s) were consummated at the same time during the Company’s fiscal years as the offerings(s) of debt securities contemplated by the Debt Financing Commitments, or as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments (all such information in this clause (v) (“Required Financial Information”), including execution and delivery of customary representation letters in connection with bank information memoranda, offering documents, private placement memoranda and other similar documents, (vi) providing assistance to Parent and Merger Sub in connection with the satisfaction of the conditions set forth in the Debt Financing Commitments, (vii) obtaining accountants’ comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by Parent, (viii) providing monthly financial information within twenty-five (25) days of the end of each month prior to the Closing Date that is of the same nature and scope as the monthly financial information that the Company prepared on a monthly basis prior to the date of this Agreement, (ix) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (B) if required in connection with the Debt Financing, establish bank and other accounts and blocked account agreements and lock box arrangement in connection with the foregoing, (x) if required in connection with the Debt Financing, obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts and (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with cash on hand from operations of the Company and its Subsidiaries, to be made available to the Surviving Corporation immediately following the Effective Time; provided that neither of the Company nor any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liabilities that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. The Company will periodically update any such Required Financial Information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that such Required Financial Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.  Parent shall indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information provided by the Company or any of its Subsidiaries).  The Company shall have the right to consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing (such consent not to be unreasonably withheld, delayed or conditioned).

(b)           Parent and Merger Sub shall use all commercially reasonable efforts to arrange the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof or otherwise so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including using all commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and/or Merger Sub, and (ii) satisfy on a timely basis all conditions applicable to Parent and/or Merger Sub in such definitive agreements that are within their control. For the avoidance of doubt, if (i) all or any portion of the Debt Financing structured as privately offered notes has not been received by Parent or Merger Sub by the time that all of the conditions to Closing in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied or waived and (ii) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing) are available on the terms and conditions set forth in the Debt Financing Commitments (or in alternative financing therefor), then Parent or Merger Sub shall borrow under such bridge financing (or alternative financing), and cause the proceeds of such bridge financing (or alternative financing) to be used to replace such privately offered note financing, no later than the last day of the Marketing Period or the date on which the conditions in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied or waived, whichever is later. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent and Merger Sub shall promptly notify the Company and shall use all commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event of unavailability (but in any event no later than the Outside Date), alternative financing from alternative sources in an amount that will enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement and that are on terms no less favorable to Parent, Merger Sub and the Company (as determined in the reasonable judgment of Parent), it being understood that such alternative financing shall not (i) impose new, additional or modified conditions to the receipt of the Financing as set forth in the Debt Financing Commitments or (ii) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VI.  Parent shall keep the Company reasonably apprised of material developments relating to the Financing.

(c)           Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that would be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VI.  Notwithstanding anything in this Agreement to the contrary, one or more Financing Commitments may be superseded at the option of Parent and Merger Sub after the date of this Agreement but prior to the Effective Time by new financing commitments (the “New Financing Commitments”) which replace existing Financing Commitments; provided, that (i) the terms of the New Financing Commitments shall not (A) impose new, additional or modified conditions to the receipt of the Financing as set forth in the Financing Commitments or (B) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VI and (ii) Parent may not replace Equity Financing with Debt Financing.  In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect.

(d)           In no event shall Parent or any of its Affiliates (which for purposes of this Section 5.13(d) shall be deemed to include each direct or indirect investor or potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or Person any financial advisory role on an exclusive basis, or (ii) engage any bank or investment bank or other provider of financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in the case of clauses (i) and (ii) in connection with the Merger or the other transactions contemplated hereby; provided, however, that Parent may engage one provider of financing and one financial advisor, in each case, on an exclusive basis; and provided, further, that following the Solicitation Period End-Time, Parent may engage one additional provider of financing and one additional financial advisor, in each case, on an exclusive basis.  Notwithstanding anything herein to the contrary, each of the Guarantors shall be permitted to enter into exclusive equity investor arrangements with and among each other in connection with the Merger or the other transactions contemplated hereby.

(e)           Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

Section 5.14          Investment Advisory Arrangement Consents.

(a)           Consents by Clients Other Than Public Funds.  If consent to the assignment or deemed assignment of an Investment Advisory Arrangement with Clients (other than Public Funds) of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement is required by applicable Law or by such Client’s Investment Advisory Arrangement, as soon as reasonably practicable following the date of this Agreement, the Company and each such Subsidiary shall send a notice (the “Notice”) informing such Clients of the transactions contemplated by this Agreement and requesting written consent to the assignment of such Client’s Investment Advisory Arrangement.  The Company and each such Subsidiary shall also send a written notice (the “Negative Consent Notice”) to such Clients (which Negative Consent Notice may be included in the Notice) requesting written consent as aforesaid and informing such Client:  (i) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Investment Advisory Arrangement; (ii) of the intention of the Company or such Subsidiary to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (iii) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination.  Parent agrees that consent for any Investment Advisory Arrangement with such a Client (other than a Public Fund) to the assignment or deemed assignment resulting from the transactions contemplated by this Agreement shall be deemed given for all purposes hereunder (the “Non-Public Fund Client Consent”) (A) if no consent is required under applicable Law or the applicable Investment Advisory Arrangement, (B) upon receipt of the written consent requested in the Notice or (C) if such consent is required under applicable Law or the applicable Investment Advisory Arrangement and the written consent requested in any Notice or Negative Consent Notice is not received within forty-five (45) days of mailing such Notice or Negative Consent Notice, upon expiration of the forty-five (45) day period; provided that the applicable Client shall not have affirmatively stated to the Company or any Subsidiary that it does not so consent and shall not have terminated or given notice of its intent to terminate its Investment Advisory Arrangement prior to the Closing.

(b)           Consents by Public Fund Clients.  Without limiting the generality of Section 5.8, the Company and each Investment Adviser Subsidiary that provides investment advisory services to a Public Fund shall use its commercially reasonable efforts to, in accordance with applicable Law, (i) as promptly as practicable after the date of this Agreement obtain the approval of each of the Public Fund Boards of a new Investment Advisory Arrangement, to be effective as of the Closing Date, containing terms, taken as a whole, that are no less favorable to the Company and each applicable Investment Advisory Subsidiary than the applicable existing Investment Advisory Arrangement and (ii) request the Public Funds to obtain, as promptly as practicable after the Solicitation Period End-Time, the necessary approval of the shareholders of each Public Fund (except if not required under the Investment Company Act with respect to any Public Funds not sponsored by the Company or its Subsidiaries) of such new Investment Advisory Arrangement containing terms, taken as a whole, that are no less favorable to the Company and each applicable Investment Advisory Subsidiary than the applicable existing Investment Advisory Arrangement.  The parties agree that consent for any Investment Advisory Arrangement with a Public Fund (“Public Fund Consent”) shall be deemed given for all purposes under this Agreement if a new Investment Advisory Arrangement has been approved in accordance with the preceding sentence and is in full force and effect at the Closing; provided that the term “Public Fund Consent” shall not include any interim Investment Advisory Arrangement approved in accordance with Rule 15a-4 under the Investment Company Act.  In the event that a Public Fund Consent is not obtained prior to the Closing, the Company (or the applicable Investment Adviser Subsidiary) may, in its sole discretion, request the board of directors or trustees of such Public Fund to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Investment Advisory Arrangement, to be effective immediately following the Closing, for each such Public Fund with the Investment Adviser Subsidiary containing the same terms and conditions as the existing applicable Investment Advisory Arrangement (except as permitted under Rule 15a-4 under the Investment Company Act) with each such Public Fund.  In the event that the provisions of Rule 15a-4 under the Investment Company Act are utilized, the Company and the Parent and shall use commercially reasonable efforts to obtain the required shareholder consents as promptly as practicable following the Closing Date (and in any event prior to the expiration of such interim contracts).

(c)           In connection with obtaining the Client consents and other actions required by subsections (a) and (b) of this Section 5.14, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client consents and, upon Parent’s request, make available to Parent copies of all such executed Client consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the Client consent process.

(d)           In connection with obtaining the Client consents required under subsection (a) of this Section 5.14, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution.

Section 5.15          Public Fund Proxy Statements; Registration Statements.

(a)           As promptly as practicable following approval of the Public Fund Boards described in Section 5.14, the Company will (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) prepare and file proxy materials for the Public Fund shareholder meeting to approve the new Investment Advisory Arrangement.  In connection with such proxy materials, Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (i) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials (such approval not to be unreasonably withheld, delayed or conditioned) and (ii) provide reasonable comments on such material which the Company (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) will use commercially reasonable efforts to include.

(b)           As soon as possible following the date hereof, the Company shall, and shall use its commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Public Fund’s affairs as a consequence of the Merger, and (ii) make any other filing necessary under any applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of that Public Fund to continue.  Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 5.15(a).

Section 5.16          Section 15(f) of the Investment Company Act.

(a)           Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause each of its Affiliates to, conduct its business and use commercially reasonable efforts to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Effective Time (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary, the Parent or any of its Affiliates, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the transactions contemplated by this Agreement.

(b)           For a period of three (3) years from the Closing, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Investment Advisory Arrangement between Parent or any of its Affiliates and any registered investment company managed or advised by any of the Company or its Subsidiaries as of the date of this Agreement, without first obtaining a covenant in all material respects the same as that contained in this Section. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section are intended only for the benefit of such parties and for no other Person.

Section 5.17          Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18          Resignations.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective, as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.

Section 5.19          Other Actions.  Each party agrees that, from the date of this Agreement to the Effective Time, it shall use commercially reasonable efforts not to take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied.

Section 5.20          Arrangements with Company Employees and Directors.  In the event Parent, Merger Sub or any Guarantor or any of their respective Affiliates, on the one hand, enters into any Contracts or other understandings or arrangements with any Company employee or director, on the other hand, Parent will promptly notify the Company of the existence of any such Contract, understanding or arrangement and the material terms thereof; provided that none of Parent, Merger Sub or any Guarantor or any of their respective Affiliates shall enter into any such Contract, understanding or arrangement, or discuss or otherwise convey any proposal related thereto, to any Company employee or director prior to the Solicitation Period End-Time (as defined herein).

Section 5.21          Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1            Conditions to the Obligations of Each Party.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval.  The Requisite Stockholder Vote shall have been obtained.

(b)           Regulatory Approvals.  (a) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (b) if any Foreign Merger Control Law is applicable to the transactions contemplated hereby, then the applicable Governmental Entity shall have given all necessary approvals or consents, except for those approvals or consents the failure of which to obtain would not be material to the Company and its Subsidiaries, taken as a whole.

(c)           No Injunctions or Restraints.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) which is then in effect that enjoin or otherwise prohibit consummation of the Merger. No Governmental Entity shall have commenced and not withdrawn any proceeding seeking to enjoin or otherwise prohibit consummation of the Merger.

Section 6.2            Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) the representation and warranty of the Company set forth in Section 3.10(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time, (ii) the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.18, 3.20 and 3.22 shall be true and correct in all material respects (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or words of similar meaning set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of such time, and (iii) all other representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or words of similar meaning set forth therein), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or with respect to a particular period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or for such period. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b)           Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)           Revenue Run-Rate.  The Revenue Run-Rate Requirement shall be satisfied.

Section 6.3            Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent the facts or matters causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Merger Sub Material Adverse Effect” set forth therein), individually or in the aggregate, would not reasonably be expected to have a Merger Sub Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b)           Performance of Covenants.  Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

Section 6.4            Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1            Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2            Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:

(a)           Whether prior to or after the satisfaction of the condition set forth in Section 6.1(a), if the Merger has not occurred on or before March 19, 2008 (the “Outside Date”);

(b)           If this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Stockholder Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c)           if any Law or Governmental Entity prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

provided that in each case the right to terminate this Agreement under this Section 7.2 will not be available to any party to this Agreement whose material breach of any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of a condition to the Merger.

Section 7.3            Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)           if, (i) the Company Board (or the Special Committee) shall have made a Recommendation Change, (ii) the Company Board (or the Special Committee) approves, endorses or recommends any Takeover Proposal other than the Merger, (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement to the extent required pursuant to Section 5.5 or (iv) the Company or the Company Board (or the Special Committee) publicly announces its intention to do any of the foregoing, in any case, whether or not permitted by Section 5.3; or

(b)           if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied.

Section 7.4            Termination by the Company.  This Agreement may be terminated by the Company (acting through the Special Committee, if then in existence):

(a)           if, at any time prior to the Effective Time, a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(b)           prior to obtaining the Requisite Stockholder Vote, pursuant to and in accordance with Section 5.3(e); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this Section 7.4(b) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee in the manner provided for in Section 7.6(a); or

(c)           if (i) all of the conditions set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or waived and (ii) on or prior to the last day of the Marketing Period, neither Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the Debt Financing in an amount sufficient to consummate the transactions contemplated by this Agreement.

Section 7.5            Effect of Termination.  If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of Section 5.2(c), Section 5.11, the indemnity and reimbursement provisions of Sections 5.13(a), this Section 7.5, Section 7.6 and Article VIII will survive any termination of this Agreement; provided, however, that except as otherwise provided in Section 7.6 and Section 8.11,  nothing herein shall relieve any Party from liabilities for damages incurred or suffered by any other Party as a result of any willful or intentional material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Article VI not to be satisfied.

Section 7.6            Payment of Fees Following Termination.

(a)           The Company will pay, or cause to be paid, to an account or accounts designated by the Guarantors, by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

(i)            if this Agreement is terminated by Parent pursuant to Section 7.3(a), in which event payment will be made within two (2) Business Days after such termination;

(ii)           if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event payment must be made in advance of or concurrent with such termination; or

(iii)          if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known publicly and not withdrawn prior to the termination of this Agreement, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a)  or Section 7.2(b) or by Parent pursuant to Section 7.3(b) and (C) within nine (9) months following the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement providing for the implementation of any Takeover Proposal or the Company thereafter consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement, less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.6(b) by the Company.  For purposes of this Section 7.6 only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by “more than 50%.”

(b)           If this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.2(b) under circumstances in which the Company Termination Fee is not then payable pursuant to this Section 7.6, then the Company shall pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the Financing (“Parent Expenses”) as directed by the Guarantors in writing, which amount shall not be greater than $20,000,000; provided that the existence of circumstances that could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.6(a)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.6(b); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 7.6(b) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.6(a) except to the extent indicated in Section 7.6(a)(iii).

(c)           In the event that this Agreement is terminated by the Company pursuant to Section 7.4(c), then Parent shall pay, or cause to be paid, to an account designated by the Company, by wire transfer of immediately available funds, an amount equal to the Parent Termination Fee, as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination.

(d)           In no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion.

(e)           (i) Notwithstanding anything to the contrary in this Agreement but subject to clause (ii) below, if in circumstances in which the Parent Termination Fee becomes payable, neither the Guarantors, Parent nor Merger Sub are in breach of this Agreement such that (but for Parent’s failure to satisfy its obligations under Section 2.1(d)) the conditions in Section 6.3(a) and Section 6.3(b) would otherwise be satisfied (other than receipt of the certificates referred to therein) (a “Non-Breach Financing Failure”), the sole and exclusive remedy of the Company against the Guarantors, Parent, Merger Sub and any of their former, current or future general or limited partners, members of stockholders or against any of their former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each, a “Specified Person”) for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated shall be the right to terminate this Agreement pursuant to Section 7.4(c) and to receive payment of the Parent Termination Fee in accordance with this Section 7.6(e) and the terms of the Guarantees, and upon payment of the Parent Termination Fee in accordance with this Section 7.6(e), none of the Specified Persons shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby, other than for fraud and (ii) notwithstanding clause (i) of this Section 7.6(e) or anything else in this Agreement to the contrary and whether or not this Agreement shall have been terminated, in no event shall the Company or its Subsidiaries, as a group, on the one hand, or the Guarantors, Parent, Merger Sub and the Specified Persons as a group, on the other hand, be liable for any losses or damages relating to or arising out of this Agreement, the Equity Financing Commitments or the transactions contemplated hereby and thereby (including breaches by Parent or Merger Sub of any representations, warranties, covenants and agreements contained herein or therein) in excess of $400,000,000 in the aggregate for each such group (inclusive of any obligation to pay the Company Termination Fee or the Parent Termination Fee, as applicable), other than for fraud.  For the avoidance of doubt, notwithstanding anything herein to the contrary, (1) in no event shall the Company, on the one hand, or the Guarantors, Parent, Merger Sub and the Specified Persons, on the other hand, seek to recover any money damages in excess of $400,000,000 in the aggregate from the other, except for fraud, (2) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee and (3) in no event shall any “Guarantor Affiliate” (as defined in the Guarantees) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(f)           Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee, as the case may be, is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 7.6 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty.

(g)           If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 7.6 within the time periods specified in this Section 7.6, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent and/or Merger Sub in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(h)           If Parent fails to pay as directed in writing by the Company any amounts due to accounts designated by the Company pursuant to this Section 7.6 within the time periods specified in this Section 7.6, Parent shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 7.7            Amendment.  This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof; provided, however, that (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company (acting through the or on the recommendation of Special Committee, if then in existence).  This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8            Extension; Waiver.  At any time prior to the Effective Time, Parent (for itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.1            Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time.  This Section 8.1 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.  Without limiting the preceding sentence, the covenants and agreements of the parties contained in Sections 7.5 (and the Sections referred to therein) and 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms.  The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2            Governing Law.  This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.3            Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court in the State of Delaware.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.4            Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.4.

Section 8.5            Notices.  Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Merger Sub, to:

Windy City Investments, Inc.
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Chicago, Illinois
Facsimile:          (312) 895-1001
Attention:         Mark B. Tresnowski, Esq.

with copies (which will not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile:          (312) 861-2200
Attention:         Richard W. Porter, P.C. and Robert M. Hayward, Esq.

If to the Company, to:

Nuveen Investments, Inc.
333 W. Wacker Drive
Chicago, IL 60606
Facsimile:           (312) 917-7952
Attention:          John L. MacCarthy, Esq.

with copies (which will not constitute notice to the Company) to each of:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Facsimile:          (212) 474-3700
Attention:         Robert I. Townsend, III, Esq.

Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Facsimile:          (312) 902-1061
Attention:         Herbert S. Wander, Esq.
   Jeffrey R. Patt, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.  Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.5, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.5 and appropriate confirmation is received.

Section 8.6            Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.7            No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder, except that the parties hereto agree and acknowledge (i) that the agreements and covenants contained in Section 5.7 are intended for the direct and irrevocable benefit of the Indemnified Parties described therein and their respective heirs and legal representatives (each such Indemnified Party, a “Third Party Beneficiary”), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against the Surviving Corporation in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto and (ii) following the Effective Time, the provisions of Article II shall be enforceable by holders of Common Stock, Company Stock Options and Company RSUs.

Section 8.8            Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.9            Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.10          Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other party whether by operation of Law or otherwise. Any purported assignment not permitted under this Section 8.10 will be null and void ab initio.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and assigns.

Section 8.11          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which Parent and Merger Sub is entitled at law or in equity.  The Company agrees that it shall not oppose the granting of such relief and hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.  For the avoidance of doubt, the parties agree (a) the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement nor to enforce specifically the terms and provisions of this Agreement, (b) in the event of a Non-Breach Financing Failure, the Company’s sole and exclusive remedy shall be the right to terminate this Agreement pursuant to Section 7.4(c) and to receive payment of the Parent Termination Fee and (c) the liability for losses and damages of the Company or its Subsidiaries, as a group, on the one hand, and the Guarantors, Parent, Merger Sub and the Specified Persons, as a group, on the other hand, shall be limited as set forth in Section 7.6(e).

Section 8.12          Stockholder Litigation.  In the event that any stockholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the Company Board prior to the Effective Time, the Company shall not settle any such litigation without the written consent of Parent (such consent not to be unreasonably withheld or delayed). The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or members of the Company Board and keep Parent reasonably informed with respect to the status thereof.

Section 8.13          Counterparts; Effectiveness.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

WINDY CITY INVESTMENTS, INC.,

By:	/s/ Mark Tresnowski
Name: Mark Tresnowski
Title: General Counsel

WINDY CITY ACQUISITION CORP.,

By:	/s/ Mark Tresnowski
Name: Mark Tresnowski
Title: General Counsel

NUVEEN INVESTMENTS, INC.,

By:	/s/ John P. Amboian
Name: John P. Amboian
Title: President